UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2006

DANA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Virginia	1-1063	34-4361040

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1
EX-99.2
EX-99.3
EX-99.4

Item 7.01.	Regulation FD Disclosure.

Dana Credit Corporation (DCC), a wholly owned subsidiary of Dana Corporation (Dana), has issued notes from time to time under a number of note agreements (the DCC Notes). At present, the aggregate principal amount of DCC Notes outstanding is approximately $399 million.

As previously disclosed, following Dana’s bankruptcy filing in March 2006, the holders of a majority of the outstanding principal amount of DCC Notes formed an Ad Hoc Committee of Noteholders (the Ad Hoc Committee). The Ad Hoc Committee asserted that the DCC Notes became immediately due and payable without notice, presentment, demand, protest or other action of any kind as a result of the commencement of Dana’s bankruptcy.

Effective April 10, 2006, DCC and the Ad Hoc Committee entered into a 30-day forbearance agreement (the April Forbearance Agreement) under which members of the Ad Hoc Committee agreed to work with DCC toward a global consensual restructuring of the DCC Notes and to forbear from exercising rights and remedies with respect to any default or event of default under the DCC Notes. In accordance with its terms, the April Forbearance Agreement expired on or about May 9, 2006.

In connection with ongoing discussions, DCC intends to disclose the following information to members of the Ad Hoc Committee and other holders of the DCC Notes.

(i) Proposed Forbearance Agreement — DCC and the Ad Hoc Committee are negotiating the terms of another proposed Forbearance Agreement (the August Forbearance Agreement) that would, among other things, allow DCC to (i) market, sell and thereby monetize the value of its lease and other portfolio assets, and (ii) use the proceeds of such asset sales to make payments to certain holders of DCC Notes.

A copy of the proposed August Forbearance Agreement is furnished as Exhibit 99.1 to this report. Dana does not undertake to furnish any updates to or subsequent drafts of the proposed August Forbearance Agreement until such time, if any, as a definitive agreement with respect to this matter has been executed.

Under the proposed August Forbearance Agreement, holders of DCC Notes that are or become signatories thereto (Forbearance Noteholders) would agree to forbear from exercising any rights or remedies under their respective DCC Notes until the earlier of (i) an event of default under the August Forbearance Agreement, (ii) the later of (a) the allowance of any and all claims of DCC against Dana and (b) the effective date of a plan of reorganization for Dana in its bankruptcy case, or (iii) 24 months after the effective date of the August Forbearance Agreement.

In exchange for such forbearance, as more fully described in the proposed August Forbearance Agreement, DCC would agree to:

•	grant to the Forbearance Noteholders security interests in the assets of DCC and a pledge of the stock of its subsidiaries (as may be practical);

•	on the effective date of the August Forbearance Agreement (or as soon thereafter as is practical), pay to the Forbearance Noteholders an amount equal to all then accrued and unpaid interest at the non-default contract rate on the DCC Notes held by the Forbearance Noteholders;

•	accrue interest on the principal amount outstanding under each DCC Note held by each Forbearance Noteholder at the non-default contract rate provided for under such DCC Note;

•	use commercially reasonable efforts to sell the lease and portfolio assets of DCC within the next 24 months and pay the aggregate proceeds of such sales (so long as DCC retains not less than $7.5 million of cash in the United States) to the Forbearance Noteholders on a quarterly basis to be applied first to the accrued and unpaid interest at the non-default contractual rate and then on a pro rata basis to the outstanding principal amount of the DCC Notes held by the Forbearance Noteholders;

•	use cash only to pay operating expenses and for the above-described quarterly payments, and to not make any acquisitions or investments (other than mutually acceptable cash investments) or loans, dividends or similar payments to Dana; and

•	pay certain fees of the professionals retained by the Ad Hoc Committee.

Although DCC expects that it and the members of Ad Hoc Committee will execute the August Forbearance Agreement in substantially the form contained in Exhibit 99.1 hereto, the parties are not legally bound to do so, and there can be no assurance that the August Forbearance Agreement will be executed in the form attached or at all. In the event that that the August Forbearance Agreement is not executed, the holders of the DCC Notes could attempt to exercise their rights and remedies under the DCC Notes to seek repayment of amounts owed thereunder.

(ii) Tax Sharing Agreement Between Dana and DCC — Dana and DCC file a consolidated federal tax return and file consolidated or combined state tax returns where allowable. Tax benefits and liabilities as between Dana and DCC are computed under an inter-company tax sharing agreement between Dana and DCC (the Tax Sharing Agreement), a copy of which is furnished as Exhibit 99.2 to this report.

Under the Tax Sharing Agreement, each year DCC recognizes tax benefits and liabilities for the estimated taxes refundable from or payable to Dana using a method commonly referred to as the “benefits for loss companies” method. Under this method, (i) income tax benefits attributable to DCC based on its current year net taxable loss are recognized by Dana as an amount payable to DCC and by DCC as an amount receivable from Dana and (ii) income tax liabilities attributable to DCC based on its current year net taxable income are recognized by Dana as an amount receivable from DCC and by DCC as an amount payable to Dana. To the extent that any annual tax amounts determined by Dana and DCC pursuant to the Tax Sharing Agreement are subsequently adjusted as the result of audits by relevant tax authorities or adjusted by the filing of amended tax returns, the previously recorded amounts payable and receivable are adjusted by Dana and DCC at such time as the tax audit adjustments are agreed to and determined to be probable by Dana.

Dana has previously reported DCC’s plans to market and sell its portfolio assets, and during the past several years, DCC has completed several sales. As of August 1, 2006, DCC had approximately $50 million in cash on hand from previous asset sales and operations. DCC believes the marketing and sale of its portfolio of remaining assets could generate aggregate sale proceeds of approximately $200 to $300 million. Accordingly, the continued sale of assets by DCC is expected to generate additional tax liabilities owed to Dana by DCC under the Tax Sharing Agreement of approximately $80 million to $115 million.

From time to time, Dana and DCC have entered into amendments to the original Tax Sharing Agreement. Copies of those amendments are furnished as Exhibits 99.3 and 99.4 to this report. Among other things, such amendments have eliminated DCC’s liability to pay Dana for capital gains generated by DCC in years 2002 through 2004 in connection with the sale of DCC investments.

As of June 30, 2006, DCC had recorded approximately $47 million as a net tax sharing receivable from Dana under the Tax Sharing Agreement. This amount includes certain assessments in connection with tax audit adjustment settlements that have been agreed to by Dana, DCC and the Internal Revenue Service (IRS); however, as further discussed below, this amount does not reflect matters subject to current tax audits by the IRS because the outcome of such audits has not yet been agreed to or determined to be probable by Dana.

(iii) Current Tax Audits — The IRS is currently examining certain stock sale transactions completed by DCC during the years 2002 through 2004. DCC did not recognize any tax liability for the approximately $640 million capital gain on these stock sales transactions at the time because DCC utilized Dana’s capital loss carryforward as an offset. Furthermore, pursuant to the modified Tax Sharing Agreement, DCC incurred no obligation to the extent the obligation arose with respect to capital gains. Dana believes that these stock sale transactions were completed in accordance with appropriate tax regulations and that the likelihood of an adverse outcome is remote. In the event, however, that the IRS determines that gains from these transactions were not capital in nature, then DCC’s gains on the transactions would be re-characterized as ordinary gains, and DCC would not be able to avail itself under the modified Tax Sharing Agreement of any benefit associated with Dana’s capital loss carryforward. If the entire $640 million were re-characterized as ordinary gain, and assuming a 35% tax rate, the Tax Sharing Agreement would provide for an additional DCC liability to Dana of approximately $224 million.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements represent Dana’s expectations based on current information and assumptions and are inherently subject to risks and uncertainties. Dana’s actual results could differ materially from those expressed or implied in such statements due to a number of factors, including, without limitation, the failure of DCC and the holders of the DCC Notes to finalize and execute the proposed August Forbearance Agreement as contemplated and a different outcome to the current IRS tax audits than currently anticipated. Dana does not undertake to update any forward-looking statements contained in this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are furnished with this report.

Number	Exhibit

99.1	Proposed Forbearance Agreement by and among Dana Credit Corporation and the Forbearing Noteholders of Dana Credit Corporation

99.2	Tax Sharing Agreement, dated as of March 27, 1986, by and between Dana Corporation and Dana Credit Corporation

99.3	Amendment to Tax Sharing Agreement, dated as of June 28, 2002, by and between Dana Corporation and Dana Credit Corporation

99.4	Second Amendment to Tax Sharing Agreement, dated as of October 15, 2003, by and between Dana Corporation and Dana Credit Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA CORPORATION
(Registrant)

By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

Date: August 4, 2006

EXHIBIT INDEX

Number	Exhibit

99.1	Proposed Forbearance Agreement by and among Dana Credit Corporation and the Forbearing Noteholders of Dana Credit Corporation

99.2	Tax Sharing Agreement, dated as of March 27, 1986, by and between Dana Corporation and Dana Credit Corporation

99.3	Amendment to Tax Sharing Agreement, dated as of June 28, 2002, by and between Dana Corporation and Dana Credit Corporation

99.4	Second Amendment to Tax Sharing Agreement, dated as of October 15, 2003, by and between Dana Corporation and Dana Credit Corporation